Exhibit (d)(5)

CONFIDENTIAL

January 5, 2026

GlaxoSmithKline LLC

2929 Walnut Street

Ste. 1700

Philadelphia, PA 19104

Re: Disclosure of Restricted Information to the Permitted Reviewers

This letter agreement (this “Letter Agreement”), made effective as of the date first set forth above (the “Letter Agreement Effective Date”), by and between GlaxoSmithKline LLC (“Counterparty”) and RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), sets forth the agreement between Counterparty and the Company with respect to the Company’s disclosure of Restricted Information to the Permitted Reviewers and use and limitations with respect to the Restricted Information and Derivative Analysis (each as defined below) in connection with the parties’ ongoing discussions under that certain Confidentiality Agreement, dated as of January 2, 2026, between the parties hereto (the “Confidentiality Agreement”, together with this Letter Agreement, the “Agreements”). Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Confidentiality Agreement.

In accordance with the terms of the Confidentiality Agreement, the parties have been and continue to be engaged in discussions concerning a proposed Transaction. In connection with such discussions, Counterparty desires to receive, and the Company has not yet disclosed, certain potentially sensitive clinical data from the Phase 2 clinical trial of the product candidate named RPT904 conducted by the Company’s collaborator (i.e., Jeyou Pharmaceutical Co., Ltd.) (the “Clinical Trial”) and other mutually agreed upon information designated by the Company as “Clean Team Information”. The Company is willing to disclose, and Counterparty agrees for the Company to disclose, certain clinical data for the Clinical Trial and other mutually agreed upon information designated by the Company as “Clean Team Information” to Counterparty’s Representatives and only to such Representatives set forth in Exhibit A (the “Permitted Reviewers”) for the sole purpose of the Permitted Reviewers advising other Representatives in accordance with the terms of this Letter Agreement.

Agreement

1.

Restricted Information & Derivative Analysis. “Restricted Information” means any and all anonymized, pseudonymized or directly identifiable clinical data for the Clinical Trial and any other information designated by the Company as “Clean Team Information”, in each case made available to or otherwise accessible by the Permitted Reviewers by or on behalf of the Company or any of its Representatives in the Company’s sole discretion. “Derivative Analysis” means any analyses or aggregated summaries of the Restricted Information prepared by any Permitted Reviewer, including documents, memoranda, notes, analyses, compilations, summaries, interpretations, studies, reports or other documents, in each case that reflect, interpret or are based directly or indirectly on the Restricted Information.

2.

Obligations with Respect to Restricted Information. Counterparty shall procure that the Permitted Reviewers and any other Representative who receive or otherwise process the Derivative Analysis: (a) review, evaluate, and use the Restricted Information and Derivative Analysis solely for the purpose of advising the Counterparty’s Representatives who are not Permitted Reviewers in accordance with Section 3 of this Letter Agreement solely for the purpose of enabling Counterparty to evaluate or enter into the

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proposed Transaction on mutually agreed terms, and (b) keep confidential and not publish, make available or otherwise disclose any Restricted Information or Derivative Analysis to any person, including, for clarity, Counterparty or its Representatives, except advising the Representatives of Counterparty in accordance with Section 3 of this Letter Agreement. The Counterparty shall procure that the Permitted Reviewers do not otherwise copy, transmit, reverse engineer or otherwise reproduce any Restricted Information. Upon the Company’s written request, Counterparty shall, and shall cause each Representative (who receives or otherwise has within its possession, custody or control the Derivative Analysis) and Permitted Reviewer to: (a) at the Company’s discretion, either destroy (using industry standard methods) or return to the Company all Restricted Information (whether or not in violation of the Agreements) and destroy (using industry standard methods) Derivative Analysis (including all Restricted Information and Derivative Analysis in its possession, custody or control), and Counterparty shall provide written confirmation thereof (including on behalf of all of Representatives, including the Permitted Reviewers) and (b) immediately cease all use or other processing of the Restricted Information and Derivative Analysis. Notwithstanding such destruction or return of the Restricted Information and destruction of the Derivative Analysis, the obligations under the Agreements with respect thereto shall continue to apply. Counterparty, to the extent requested by Company , shall execute and implement such additional documents or agreements (including a cross-border data transfer agreement and transfer impact assessment) as reasonably required to comply with applicable laws.

3.

Limited Disclosure. Subject to the other limitations set forth herein and in the Confidentiality Agreement, following the completion of any Permitted Reviewer’s evaluation of the Restricted Information, the Permitted Reviewers shall only have the right to advise other Representatives whether the Restricted Information supports the assessment done by Counterparty as necessary for Counterparty’s internal valuation or entry into the proposed Transaction in accordance with the terms of the Confidentiality Agreement. Without limiting the other restrictions of the Agreements, the Counterparty shall procure that the Permitted Reviewers do not disclose in any form whatsoever, directly or indirectly, any Restricted Information to any person other than the Permitted Reviewers. Without limiting the generality of the forgoing, the Permitted Reviewers may prepare evaluative analyses and aggregated summaries of the Restricted Information for Representatives other than the Permitted Reviewers only for the Counterparty’s use in evaluating the proposed Transaction. No such Derivative Analysis shall directly or indirectly disclose, reveal, or permit reverse engineering of any Restricted Information. The Counterparty shall procure that the Permitted Reviewers provide its Derivative Analysis to the Counterparty’s designated counsel, Allen Overy Shearman Sterling LLP, who shall review the Derivative Analysis and determine (acting reasonably and in good faith) whether or not they comply with the requirements of the Agreements and applicable law prior to being distributed to any Representatives who are not Permitted Reviewers. The Permitted Reviewers may not furnish any Derivative Analysis to any person other than a Representative without first having received written confirmation from the Company that so furnishing is permitted hereunder.

4.

Confidentiality Agreement. Without limiting the terms of this Letter Agreement: (a) Restricted Information and Derivative Analysis shall be deemed the Company’s Confidential Information under the Confidentiality Agreement for all purposes, including, for clarity, in the case of any disclosure of Restricted Information by or on behalf of the Company to the Permitted Reviewers and any disclosure of Derivative Analysis among the Representatives, (b) the Counterparty shall procure that each Representative complies with the terms of the Confidentiality Agreement applicable to Counterparty’s Representatives thereunder including (without limitation) that the Parties will comply with Sections 5 and 6 of the Confidentiality Agreement , and (c) Counterparty shall use the advice solely to evaluate or enter into a proposed Transaction in accordance with the terms of the Confidentiality Agreement. For clarity, Counterparty shall be responsible for the actions or disclosures of the Permitted Reviewers and any other Representative who receive Derivative Analysis under the Agreements and shall procure that each Permitted Reviewer has reviewed and acknowledged (by way of written or email confirmation) to the Counterparty the terms of this Letter Agreement before Clean Team Information is made accessible to them. To the extent this Letter Agreement imposes terms that are additional to, or conflict with, any terms set forth in the Confidentiality Agreement, the terms set forth in this Letter Agreement shall apply and control.

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5.

Security Measures and Security Incident Notification. Counterparty shall maintain and comply with a comprehensive written information security program that (i) includes reasonable and appropriate technical, administrative, physical, and organizational measures, safeguards, procedures, and practices (the “Security Measures”) to protect the security, confidentiality, integrity, and availability of the Restricted Information and Derivative Analysis (including to protect the Restricted Information and Derivative Analysis against any misuse, compromise or accidental, unauthorized, or unlawful destruction, loss, modification, alteration, acquisition, encryption, access, disclosure or other processing (any, a “Security Incident”), (ii) complies with all applicable laws, and (iii) complies with all applicable industry standards. Without limiting the generality of the foregoing, the Security Measures shall (x) comply with Counterparty’s own measures, safeguards, procedures and practices for sensitive personal data (including pseudonymized clinical trial data), (y) include reasonable and appropriate encryption (in transit and at rest) of the Restricted Information and Derivative Analysis, and (z) include reasonable and appropriate access controls (both physical and logical). In the event of a Security Incident, Counterparty shall within twenty-four (24) hours notify Company and provide Company with all information that Company requests. Counterparty shall take all reasonable steps as are directed by Company to assist in the investigation, mitigation and remediation of any Security Incident.

6.

Company Absence of Representations and Warranties. Counterparty understands and agrees that, other than to the extent set forth in a definitive agreement executed by the parties after the date hereof, the Company makes no representation or warranty whatsoever (and Counterparty hereby expressly disclaims any reliance upon any purported representation or warranty) regarding the representativity, validity, exhaustivity, reliability, of the Restricted Information, which are provided “as is” and may at any time be contradicted, superseded, or restricted, by any further data available in additional clinical trials or otherwise.

7.

Governing Law and Jurisdiction. This Letter Agreement, and all matters, claims or causes of action (whether at law, in equity, in tort or otherwise) arising out of or relating to this letter agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, and if such court declines jurisdiction, any other state or federal court located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address for such party set forth in this letter agreement shall be effective service of process for any action, suit or proceeding brought against such party or any of its Representatives; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

8.

Miscellaneous. The Agreements collectively constitute the entire agreement between the parties with respect to the subject matter of the Agreements. The Agreements collectively supersede all prior agreements, whether written or oral, with respect to the subject matter of the Agreements. Except to the extent expressly set forth herein, Sections 13 through 17, 19 through 21 and 23 of the Confidentiality Agreement shall apply to this Letter Agreement, mutatis mutandis. This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Letter Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Letter Agreement.

[Signatures to follow]

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THIS LETTER AGREEMENT IS EXECUTED by the authorized representatives of the parties as of the Letter Agreement Effective Date.

RAPT Therapeutics, Inc.

By: /s/ Brian Wong
Name: Brian Wong
Title: Chief Executive Officer

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THIS LETTER AGREEMENT IS EXECUTED by the authorized representatives of the parties as of the Letter Agreement Effective Date.

GlaxoSmithKline LLC

By: /s/ Ian Greenberg
Name: Ian Greenberg
Title: VP Corporate Development

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Exhibit A

Permitted Reviewers

Beth Duncan

Angie Gress

William Flight

Mila Etropolski

Doug Smith

Adam Crisp

Daren Austin

Stefano Zamuner

David Fairman

Alienor Berges

Theo Papathanasiou

Niraj Sharma

Wojciech Maselbas

Sarah Gomersal

Karolina Nowak

Jeremy Griggs

Sangeun Lee

Garrett Rhyasen

Chris Sheldon

David Rea

Jane Siegfried

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